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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Leavitt                            J.                        Christian
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   (Last)                           (First)                     (Middle)

                       121 West Forsyth Street, Suite 200
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                                    (Street)

  Jacksonville                        FL                         32202
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   (City)                           (State)                      (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

                        Regency Centers Corporation (REG)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Day/Year

                                February 21, 2003
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5.   If Amendment, Date of Original (Month/Day/Year)

================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

    Senior Vice President, Secretary and Treasurer (Chief Accounting Officer)
    -------------------------------------------------------------------------
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                   5.
                                                                                                   Amount of
                                                                                                   Securities   6.
                                                                   4.                              Beneficially Owner-
                                                                   Securities Acquired (A) or      Owned        ship
                                           2A.        3.           Disposed of (D)                 Following    Form:     7.
                              2.           Deemed     Transaction  (Instr. 3, 4 and 5)             Reported     Direct    Nature of
                              Trans-       Execution  Code         ------------------------------- Trans-       (D) or    Indirect
1.                            action       Date,      (Instr. 8)                  (A)              action(s)    Indirect  Beneficial
Title of Security             Date         if any     ------------                or               (Instr.      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)   (mm/dd/yy)  Code    V       Amount     (D)    Price     3 & 4)       (Instr.4) (Instr. 4)
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Common Stock                  02/21/03                 M               5,940      A      $26.9375               D
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Common Stock                  02/21/03                 M                 764      A      $26.40                 D
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Common Stock                  02/21/03                 M               2,351      A      Note 1                 D
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Common Stock                  02/21/03                 F               6,977      D      $32.24                 D
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Common Stock                  02/21/03                 S               5,000      D      $31.90    39,257       D
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====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Note 1: Settlement of dividend equivalent units in connection with exercise of option.



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of Deriv- Form
               2.                                                                                         ative
               Conver-                            5.                            7.                        Secur-    Deriv-  11.
               sion                               Number of                     Title and Amount          ities     ative   Nature
               or               3A.               Derivative   6.               of Underlying     8.      Bene-     Secur-  of
               Exer-            Deemed   4.       Securities   Date             Securities        Price   ficially  ity:    In-
               cise     3.      Execu-   Trans-   Acquired (A) Exercisable and  (Instr. 3 and 4)  of      Owned     Direct  direct
               Price    Trans-  tion     action   or Disposed  Expiration Date  ----------------  Deriv-  Following (D) or  Bene-
1.             of       action  Date,    Code     of(D)        (Month/Day/Year)          Amount   ative   Reported  In-     ficial
Title of       Deriv-   Date    if any   (Instr.  (Instr. 3,   ----------------          or       Secur-  Trans-    direct  Owner-
Derivative     ative    (Month/ (Month/    8)       4 and 5)    Date    Expira-          Number   ity     action(s) (I)     ship
Security       Secur-   Day/    Day/     ------   ------------ Exer-    tion             of       (Instr  (Instr.   (Instr. (Instr.
(Instr. 3)     ity      Year)   Year)    Code V    (A)  (D)    cisable  Date     Title   Shares    5)     4)        4)       4)
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Employee
stock option                                                                     Common
(right to buy) $26.9375 02/21/03         M              5,940  01/23/99 01/23/08 Stock   5,940                0
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Employee
stock option                                                                     Common
(right to buy) $32.24   02/21/03         A         5,354       02/21/03 01/23/08 Stock   5,354            5,354     D
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Employee
stock option                                                                     Common
(right to buy) $26.40   02/21/03         M                764  12/14/02 12/14/11 Stock     764            2,290     D
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Employee
stock option                                                                     Common
(right to buy) $32.24   02/21/03         A           681       02/21/03 12/14/11 Stock     681              681     D
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====================================================================================================================================

Explanation of Responses:



       /s/ Foley & Lardner                                  February 24, 2003
---------------------------------------------            -----------------------
      Foley & Lardner, as attorney-in-fact                         Date
      for J. Christian Leavitt

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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